                                                                   Exhibit 10.21

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

September 13, 2002

Netezza Corporation
200 Crossing Boulevard
Framingham, MA 01702

Compaq Computer Corporation, a wholly owned subsidiary of Hewlett-Packard Company ("Compaq") is pleased to provide this Letter Agreement ("Agreement") for delivery of time and materials services ("Services"). Upon acceptance by Netezza of the following terms, Compaq will provide the time and materials services outlined below once a contract for specific equipment and locations is signed.

SERVICES

The time and materials services of Compaq's Customer Support organization shall be provided to Netezza to assist their customers as an extension of their internal support team. These services delivered by Compaq Field Engineers will be limited to on-site hardware component replacement for Netezza's proprietary systems and third party products with direction from Netezza. This service is also referred to by Netezza as "Smart Hands" support which illustrates the teaming between Compaq's on-site Field Engineer and Netezza's support team to resolve problems and replace defective hardware components.

Typical configuration for Netezza's rack systems consist of:

          [**]

Details of the service program are as follows:

Low End Systems (NPS8100/8200)

     -    [**].

High End Systems (NPS8400 and above)

     -    [**]

ASSUMPTIONS AND RESPONSIBILITIES

1.   This agreement is for U.S. locations only.

2. Netezza will purchase 7x24x4 Carepaq services separately to cover the maintenance support of the Compaq Proliant Servers.

3.   Netezza is responsible for supplying all non-Compaq parts.

4. Netezza will take the first call from their end customer and perform diagnosis.

5. If an on-site field engineer is needed, Netezza will log a call with Compaq's call center.

6.   Netezza is responsible for all software and application support.

7. Compaq Services will contact Netezza upon arriving on-site for further instructions.

8. To activate this agreement and to place a system under contract, Netezza will provide the following information to Compaq:

          a.   Equipment list including model and serial numbers

          b.   Equipment location

          c.   Call handling instructions including contact names and numbers.

9. Locations requiring 7x24x4 Hour service must be within 50 miles of Compaq's service locations.

PRICE AND PAYMENT

Netezza agrees to pay Compaq for Time and Materials Services at the monthly fees and rates shown below. Netezza will issue an open purchase order to Compaq to cover the cost of the monthly fees and on-site service for each system. If Compaq determines that services will exhaust ALL spending authority, Compaq will notify the Netezza Project Manager, as to determine if additional Compaq services are to be retained. If additional Compaq services are to be retained, Compaq must receive this authority in writing, no later then 24 hours before ALL spending authority has been exhausted. If such spending authority notification has not been received from Netezza and given to Compaq, then Compaq reserves the right to cease all work until such authority has been granted by Netezza to Compaq. Subject to the availability of personnel, Compaq will provide additional Services only after receiving additional spending authority from Netezza. Netezza agrees to pay Compaq for sales, excise, use or similar taxes. Compaq will invoice Netezza on a monthly basis. Invoices are due upon receipt.

NETEZZA SYSTEM   MONTHLY FEE   HOURLY RATE*
--------------   -----------   ------------
NPS 8100/8200       $[**]         $[**]
NPS 8400            $[**]         $[**]

*    ALL SERVICE CALLS WILL BE SUBJECT TO A 4-HOUR MINIMUM CHARGE.

As part of our standard business practice, Compaq Services requests that Netezza not directly solicit for employment Compaq Services employees involved in the performance of services, during the performance of such services, or within a period of one (1) year thereafter.

OWNERSHIP AND CONFIDENTIALITY

All Work Product first developed by Field Engineer under this Agreement shall be owned by Netezza subject to Compaq's right to use all ideas, concepts, know how, and techniques developed by Field Engineer in the course of performing the Services on Netezza's systems. Notwithstanding the foregoing, Compaq shall remain the exclusive owner of all Compaq-owned tools and the underlying technologies, methodologies and processes used by the Field Engineer in the course of delivering the Services. Field Engineer and Compaq shall preserve the confidentiality of all data and information relating to the business of Netezza and Netezza's proprietary tools, techniques, methodologies and processes. Netezza shall preserve the confidentiality of Compaq's proprietary tools, technologies, methodologies and processes.

WARRANTY

The Services delivered under this Agreement are in the nature of professional services and advice. Compaq does not warrant or guarantee the results or achievements of the Services delivered or any resulting Work Product. Compaq warrants that the Services will be delivered in a workmanlike manner in accordance with standards generally accepted in the industry.

EXCEPT FOR THE EXPRESS WARRANTIES STATED HEREIN, COMPAQ DISCLAIMS ALL OTHER WARRANTIES INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

REMEDIES AND LIMITATION OF LIABILITY

Compaq's sole obligation shall be performance of any Service delivered hereunder which fails to conform to Compaq's warranty provided Netezza notifies Compaq of the non-conformance within thirty (30) days of the delivery of the Service. Except for claims for personal injury or death caused by the negligence of Compaq or its subcontractors, Compaq's total liability for claims arising under this Agreement shall be limited to direct damages not exceeding the total amount paid to Compaq under this Agreement. IN NO EVENT SHALL COMPAQ BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE. These limitations shall apply regardless of the form of action, whether under statute, or in contract or tort, including negligence.

GENERAL

Neither Netezza nor Compaq shall be liable for delay or failure to perform any of its obligations under this Agreement due to causes beyond its reasonable control.

This Agreement (and any attachments incorporated into this Agreement) (a) sets forth the entire understanding of the parties as to the subject matter, (b) supersedes all prior understandings, agreements, documentation and the terms of any Netezza purchase orders relating thereto, and (c) may not be modified except in a written amendment executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to that body of laws controlling conflicts of law.

Please indicate your agreement with the above terms by signing this Agreement at the space provided below and returning to the undersigned at your earliest convenience.

VERY TRULY YOURS,                       ACCEPTED AND AGREED:

COMPAQ COMPUTER CORPORATION             NETEZZA


By: /s/ [Illegible]                     By: /s/ Patricia Cotter
    ---------------------------------       ------------------------------------
Title: [Area C5 Manager]                Title: VP Operations
Date: 11/4/02                           Date: 10/15/02